Exhibit 10.56

INVESTMENT  BANKING AGREEMENT

THIS AGREEMENT (the "Agreement”) is entered into as of this day of May, 2013 (the "Effective Date”) by and between RECOVERY ENERGY, INC., a Nevada corporation, with its principal address at 1900 Grant Street, Suite 720, Denver, CO 80202 (hereafter the "Client”) and T.R. WINSTON & COMPANY, LLC., a Delaware limited liability company, with its principal address at 376 Main Street, P.O. Box 74, Bedminster, NJ 07921 (the "Banker").

W I T N E S S E T H:

WHEREAS, the Client desires to retain the Banker and the Banker desires to be retained by the Client pursuant to the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is hereby agreed as follows:

SECTION 1.         RETENTION.

1.1 Appointment. The Client hereby initially, subject to Section 1.1.2 below, retains the Banker as the Client's non-exclusive investment banker to perform the services set forth in Section 1.3 below (referred to herein as the "Services'') throughout the Term, as defined in Section 7 below. The Banker hereby accepts such retention and shall provide the Services to the Client throughout the Term in accordance with the terms and conditions of this Agreement.

1.1.2 Conversion of Agreement to Exclusivity. Upon the occurrence of each of the following: (i) a minimum of $25,000,000 in gross proceeds to Client has been raised in equity from parties introduced by Banker to Client during the term of the Agreement, (ii) the Hexagon debt has been paid off or refinanced in full with the proceeds of equity or debt financing and other than through sales of properties pledged to Hexagon and (iii) greater than 80% of the Company's Senior Secured Convertible Notes have been converted to Common Stock, then, the role and services of the Bank under this Agreement shall become exclusive throughout the remainder of the Term.

1.2 Reporting. Throughout the Term, the Banker shall report directly to the President or to any other senior officer designated in writing by the President of the Client. lfrequired, the parties shall mutually agree upon the selection of a managing underwriter for a public offering.

1.3 Services. The Banker shall render such advice and services to the Client concerning equity and/or debt financings, strategic planning, and business development activities, as are customary, including, without limitation, the following:

(a) review of the business, operations, and historical and projected financial and operating performance of the Client (based upon management's forecast of financial performance) to enable the Banker to advise the Client;

(b) assist the Client to formulate an effective strategy to meet the Client 's working capital and capital resource needs;

(c) introduce Client to potential lenders, investors, or others interested in participating in a capital-raising transaction with the Client (whether such investment is in the form of debt and/or equity financing or some combination thereof) (each referred to as a "Banker Source”). Banker Sources shall be those persons or entities listed in Exhibit A to this Agreement, which shall be updated on a monthly basis and at the end of the Term, by mutual agreement of the Parties.

(d) assist in presenting proposed transactions to the Client's Board of Directors or any other advisory or supervisory board, committee, or individual at the request of Client;

1.4 Client Disclosures. The Client, by its President, hereby undertakes to honestly and accurately complete, sign, and return to the Banker the disclosure form attached hereto in Exhibit D not later than fourteen (14) days following the Effective Date of this Agreement.

SECTION 2. COMPENSATION. The Client hereby undertakes to provide (i) the Retainer Payments (as set forth in Section 2.5 and 2.6 below); and (ii) the other and further compensation described in this Section 2 to the Banker for each (a) Equity Financing (as defined in Section 2.1 below); and Transaction (as defined in Section 2.3 below) (collectively referred to as a "Fee Transaction”) that closes with any Banker Source during the Term of this Agreement; and (b) Fee Transaction that closes during the 18 month period following the expiration or termination of the Term, this Agreement, unless terminated for "Cause" (the "Tail Period”) with Banker Sources.

2.1 Equity Financing. Upon the closing or series of closings of an equity financing transaction whereby the Client issues common or preferred stock or, options, warrants, or any other securities convertible into equity securities of Client (the "Equity Financing"), the Client shall compensate the Banker at such closing of such Equity Financing as follows:

(i) Banking Fees. Banking fees in cash in an amount equal to seven percent (7%) of the total gross cash proceeds received by the Client ("Gross Cash Proceeds") in the Equity Financing involving solely the issuance of common stock (5% for all other equity issuances);

(ii) Expense Allowance. A non-accountable expense allowance in cash equal to one percent (1%) of the Gross Cash Proceeds, subject to offset as contemplated by Section 5.1 (the "Expense Allowance”); and

(iii) Warrant Fee. Warrants to purchase that number of shares of the Client's common stock (the "Common Stock") equal to four percent (4%) ofthe shares of the Common Stock issued at closing, or 2% of any shares to be issued thereafter upon conversion of any convertible securities and/or exercise of any derivative securities (including, without limitation, warrants or options) issued in the Equity Financing on a post-financing, as-converted basis at an exercise price per share equal to the per share price paid or payable on conversion by the Banker Source or at the same valuation as Banker Source and exercisable, in whole or in part, during the five (5) year period commencing on the issuance date of such warrants (the "Warrant Fee"). The Warrant Fee shall be issued in the form of warrant set forth in Exhibit C of this Agreement.

2.3 Other Transactions. Upon the closing of any of the following transactions (each a "Transaction”), the Client shall compensate the Banker at such closing with the following banking fees based upon the total face value of the Transaction as follows:

(i) Senior Financing. Banking fees in an amount equal to three percent (3%) of total gross cash proceeds received by the Client in any non-revolving, non-convertible credit facility debt financing (a "Senior Financing");

(ii) Revolving Credit Line. One percent (1%) of the amount initially drawn at closing on any revolving credit line or facility;

(iii) Credit Enhancement Instrument. one percent (1%) of the issuance price of any credit enhancement instrument, including on an insured or guaranteed basis;

2.4 Excepted Transactions. For purposes of clarification, unless Client specifically requests (in writing) assistance of Banker in a transaction, this Agreement is not intended to cover (i) routine purchases and sales of interests in oil and gas properties or other standard joint ventures with industry partners, farm in/farm out or similar transactions, whether directly or through an entity or joint venture with industry partners; (ii) transactions involving either (a) the sale of properties serving as collateral for any of the Company's obligations to Hexagon or (b) any transactions involving an amount of less than $1 million; (iii) equity issuable or potentially issuable under outstanding options, warrants or convertible securities or under equity incentive plans of the Company; (iv) any loans or debt or equity issuances arising under or contemplated by existing agreements or arrangements; (v) any modifications, amendments or extensions of currently outstanding debt or equity financing arrangements, (vi) any loans or debt financing arrangements between the Company and any of its directors or officers or (vii) whether in one or a series of transactions, the sale or other transfer, directly or indirectly, of all or a significant portion of the assets or securities of the Client or any other extraordinary corporate transaction involving the Client, or the acquisition of another business, whether by way of a merger or consolidation, reorganization, recapitalization or restructuring, tender or exchange offer, negotiated purchase, leveraged buyout, minority investment, partnership, joint venture, collaborative venture or otherwise. If such assistance is so specifically requested, any fees payable shall be negotiated in good faith.

2.5 Retainer Payment(s) In consideration of the provision of the Services which the Banker shall immediately provide to the Client hereunder, the Client shall pay to the Banker an initial retainer of one hundred thousand (100,000) unregistered shares of the Company's common stock, issuable promptly upon the execution of this Agreement (the "Retainer").

2.6 Initial Warrant. The Client shall issue to the Banker:

(a) a three (3) year warrant to purchase two hundred fifty thousand (250,000) shares of the Client's common stock at an exercise price equal to $4.25 per share upon the execution of this Agreement. The form of such warrant (and the warrant referred to below) is attached as Exhibit C; and

(b) an additional three (3) year warrant to purchase six hundred fifty thousand (650,000) shares of the Client's common stock at an exercise price equal to $4.25 per share issuable upon approval at the Company's 2013 annual meeting of sufficient additional shares under the Client's 2012 Stock Compensation Plan to meet the warrant requirements of this Agreement.

(c) the warrants issued in paragraph 2.6 (b), to the extent not then exercised, shall be terminated and no longer exercisable upon a termination by the Company for "Cause".

SECTION 3. TERMS OF PAYMENT OF COMPENSATION. The compensation due to the Banker shall be subject to the terms and conditions set forth in this Section 3.

3.1 No Offsets. All fees due hereunder shall have no offsets, are non-refundable, non- cancelable and shall be free and clear of any and all encumbrances.

3.2 Fees Due at Closing. All cash fees due hereunder payable upon the closing of a Fee Transaction shall be paid to the Banker immediately upon closing of such Fee Transaction by wire transfer of immediately available funds from the proceeds ofthe Fee Transaction, either directly or from the formal or informal escrow arrangement established for the Fee Transaction by the agent holding such funds (collectively, the "Closing Agent"), pursuant to the written wire transfer instructions of the Banker to the Closing Agent.

3.3 Irrevocable Disbursement Instructions. The Client shall authorize and direct the Closing Agent to distribute directly or from escrow any and all fees due the Banker hereunder (or the Client and the Banker, if required to do so, shall establish an escrow account in accordance with FINRA rules). The Client covenants, undertakes, and agrees that such fees and the manner of payment and delivery as herein provided shall be included in the documentation of any Fee Transaction. The Banker is hereby authorized to notify the Closing Agent, on behalf of the Client and as its agent, to make all payments required hereunder directly to the Banker. In order to effectuate the foregoing provisions, at the Banker's request, ehher simultaneously herewith or anytime hereafter, the Client shall execute and deliver (i) a Power of Attorney that gives the Banker the right to ensure payment to Banker of any and all fees due hereunder and (ii) the Irrevocable Disbursement Instructions in the form attached hereto as Exhibit B that require the Closing Agent to pay any and all fees due the Banker hereunder prior to effectuating any disbursement to the Client.

3.4 Transmission of Securities. AU unrestricted securities due to the Banker hereunder shall be made via DTC or the DWAC system if eligible for such system, or by certificates issued by the transfer agent for the Client or the Client, as applicable, and shall be delivered to the Banker by the Closing Agent immediately upon closing of any Fee Transaction.

3.5 Duly Issued and Fully Paid Securities. All fees payable hereunder in the form of Client securities to the Banker hereunder shall be duly issued, fully-paid (exclusive of warrants or options) and non-assessable and subject to applicable restrictions under the securities laws.

SECTION 4. ADDITIONAL COVENANTS AND UNDERTAKINGS BY CLIENT

4.1 Registration Rights for Securities. The Client hereby grants to the Banker “customary piggyback registration rights" and shall register all of the Registrable Securities (as defined in Section 4.2 below) on any "selling stockholder" registration statement it files with the Securities and Exchange Commission relating to its securities (excluding registration statements on Form S-8) and in compliance with any and all federal and state securities laws, in the name(s) of and to the account(s) designated by the Banker. The Client agrees to pay all costs associated with registering the Registrable Securities for resale. In order to effectuate the foregoing provisions, at the Banker's request, the Client shall prepare and negotiate in good faith with the Banker a Registration Rights Agreement reflecting the foregoing provisions.

4.2 Registrable Securities. For the purposes of this Agreement, "Registrable Securities" shall mean (i) all shares of Common Stock of the Client paid or payable to the Banker under this Agreement, (ii) all shares of Common Stock into which convertible securities issued or issuable to the Banker under this Agreement are convertible and (iii) all shares of common stock into which derivative securities (including, without limitation, warrants and options) issued or issuable to the Banker are exercisable.

SECTION 5. EXPENSES.

5.1 Reimbursement of Out-of-Pocket Expenses. Subject to Section 5.2 below, the Client shall reimburse the Banker for any actual, documented out-pf-pocket expenses reasonably incurred by the Banker in connection with the provision of the Se vices (the "Reimbursable Expenses"). The total amount of Reimbursable Expenses under this section shall be deducted from the Expense Allowance defined in Section 2.1(ii) above. 1

5.2 Advance Approval of Certain Expenses. Any individual expense in excess of $1,500 shall require the prior written approval of the Client. All reimbursable expenses shall be evidenced by written documentation prior to reimbursement. Reimbursement by the client to the Banker will be made within thirty (30) days of the Client's receipt of said documentation.

SECTION 6. TERM AND TERMINATION.

6.1 This Agreement shall be valid for a period of one (1) year from the Effective Date (the "Initial Term"), unless otherwise terminated in accordance with the terms of this Agreement, which Initial Term may be terminated by either party upon 30 days prior written notice to the other, without cause, with cause, as contemplated below, or extended beyond the Initial Term by mutual agreement in writing (the "Term").

6.2 Termination for Cause. This Agreement may be terminated by either party for Cause on one (1) day written notice. "Cause" shall mean (1) violation of a federal or state law or regulation by either party; (2) commencement of an investigation by FINRA, the SEC, the Department of Justice, or any other governmental agency or instrumentality against either party or any subsidiary, employee, consultant, or affiliate of either party; or (3) reasonable suspicion or evidence or fraud, insider trading, material misrepresentations, or other criminal conduct or activities by any employee, consultant, or agent of either party; provided that, for purposes of this provision, any matter involving a former officer or director of Client shall not constitute Cause w1der this Agreement.

SECTION 7. CONFIDENTIAL INFORMATION.

7.1 Confidential Information. The Banker agrees that during and after the Term, it will keep in strictest confidence, and will not disclose or make accessible to any other person without the written consent of the Client, the Client's reserve and other geologic information and data operating information and data, services and technology, both current and W1der development, prospect lists trade secrets and other confidential and/or proprietary business inf01mation of the Client or any of its clients and third parties including, without limitation, Proprietary Information (as defined in Section 9) (all of the foregoing is referred to herein as the "Confidential Information”). The Banker agrees (a) not to use any such Confidential Information for itself or others, except in connection with the performance of its duties hereunder; and (b) not to take any such material or reproductions thereof from the Client's facilities at any time during the Term except, in each case, as required in connection with the Banker's duties hereunder.

7.2 Excepted Information. Notwithstanding the foregoing, the parties agree that the Banker is free to use (a) information in the public domain not as a result of a breach of this Agreement, (b) information lawfully received from a third party who had the right to disclose such information without ru1y obligation of confidentiality and (c) the Banker's own independent skill, knowledge, know-how and experience to whatever extent and in whatever way he wishes, in each case consistent with his obligations as the Banker and that, at all times, the Banker is free to conduct any research relating to the Client's business.

SECTION 8. OWNERSHIP OF PROPRIETARY INFORMATION.

8.1 Owned by Client. The Banker agrees that all information that has been created , discovered or developed by the Client, its subsidiaries, affiliates, licensors, licensees, successors or assigns (collectively, the "Affiliates") (including, without limitation, information relating to the development of the Client's business created, discovered, developed by the Client or any of its affiliates during the Term, and information relating to the Client's customers, suppliers, Bankers, and licensees) and/or in which property rights have been assigned or otherwise conveyed to the Client or the Affiliates, shall be the sole property of the Client or the Affiliates, as applicable, and the Client or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection.

8.2 Proprietary Information Defined. All the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, improvements, inventions, reserve and geologic information, production information, land files and product concepts, techniques, marketing plans, merger and acquisition targets, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications information about the Client's Affiliates, its employees and/or Bankers (including, without limitation, the compensation, job responsibility and job performance of such employees and/or Bankers).

8.3 Banker Information. All original content, proprietary information, trademarks, copyrights, patents or other intellectual property created by the Banker that does not incorporate or reference the Client's Proprietary Information, shall be the sole and exclusive property of the Banker.

SECTION 9. INDEMNIFICATION. The Client represents that all materials provided or to be provided to the Banker or any third part y regarding the Client's financial affairs or operations shall be, when provided and taken as a whole, truthful and accurate in all material respects and in compliance in all material respects with any and all applicable federal and state securities laws.

9.1 Indemnification by Client. The Client agrees to indemnify and hold harmless the Banker and its Bankers, professionals, lawyers, consultants and affiliates, their respective directors, officers, shareholders, partners, members, managers, agents and employees and each other person, if any, controlling the Banker or any of its affiliates to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them (including reasonable attorneys' fees and disbursements) that result from actions taken or omitted to be taken (including any untrue statements made or any statement omitted to be made) by the Client, its agents or employees which relate to the scope of this Agreement and the performance of the services by the Banker contemplated hereunder.

9.2 Indemnification by Banker. The Banker will indemnify and hold harmless the Client and its directors, officers, agents, lawyers, affiliates and employees of the Client from and against all losses, claims damages, liabilities and expenses that result from bad faith, gross negligence or unauthorized representations of the Banker.

9.3 Restrictions on Settlement. No party shall pay, settle or acknowledge liability under any such claim without consent of the party liable for indemnification, and shall permit the Client or the Banker, as applicable, a reasonable opportunity to cure any underlying problem or to mitigate actual or potential damages. The scope of this indemnification between the Banker and the Client shall be limited to, and pertain only to certain transactions contemplated or entered into pursuant to this Agreement.

9.4 Defense of Actions. The Client or the Banker, as applicable, shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification in writing within fifteen (15) days of notice of the claim.

9.5 Limitation of Liability. Banker's liability is hereby expressly limited to cash amounts actually received from the Client pursuant to this Agreement. Each person or entity seeking indemnification hereunder shall promptly notify the Client, or the Banker, as applicable, of any loss, claim, damage or expense for which the Client or the Banker, as applicable, may become liable pursuant to this Section 10.

9.6 Limit on Consequential Damages. The parties acknowledge and agree that neither party shall be liable to consequential, incidental, or other indirect damages, except as may be expressly provided for in this Agreement.

SECTION 10. NOTICES. Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon facsimile transmission (with written transmission confirmation report) at the number designated below; (b) when delivered personally against receipt therefore; (c) one day after being sent by Federal Express or similar overnight delivery; or (d) five (5) business days after being mailed registered or certified mail, postage prepaid. The addresses for such communications shall be as set forth below or to such other address as a party shall give by notice hereunder to the other party to this Agreement.

If to the Client:	Recovery Energy Inc.
1900 Grant Street, Suite 720
Denver, CO 80202
	Telephone:	303-951-7933
Telecopy :
	Mobile:	303-619-2747
	Attn:	A. Bradley Gabbard bgabbard@recoveryenergyco.com

With a Copy (which shall not constitute notice):	Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
	Telephone:	303-892-9400
	Telecopy:	303-892-7400
	Attn:	Ronald R. Levine, II Ron.levine@dgslaw.com

If to the Banker:	T.R. Winston & Company, LLC
1999 A venue of the Stars, Suite 2550
Los Angeles, CA 90067
	Telephone:	310-424-1999
	Telecopy:	310-424-1990
	Attention:	Avi Mirman
(avi.mirman@trwinston.com)
Karen Ting
(karen@trwinston.com)

SECTION 11. STATUS OF BANKER. The Banker shall be deemed to be an independent contractor and, except as expressly agreed in writing or as specifically authorized in this Agreement, shall have no authority to act for on behalf of or represent the Client. Client acknowledges and expressly understands that Banker is not and shall not be deemed a fiduciary of the Client and it is expressly understood and acknowledged that no fiduciary relationship between Banker and Company exists nor shall be created by this Agreement, nor by performance of the Services by Banker. This Agreement does not create a partnership or joint venture. Banker represents and warrants to Client that it holds a11 necessary legal , regulatory and SRO qualifications and registrations to undertake its obligations hereunder.

SECTION 12. OTHER ACTIVITIES OF BANKER The Client recognizes that the Banker now renders and may continue to render financial consulting and other investment banking services to other companies that may or may not conduct business and activities similar to those of the Client. Nothing in this Agreement shall prevent or prohibit the Banker from working with any other person or entity (a ''Third Party") at any time, regardless of whether any such D1ird Party is in the same or similar industry as the Client. The Banker shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary in order to provide the Services hereunder.

SECTION 13. MISCELLANEOUS

13.1 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by either party without the prior written consent of the opposing party, which consent shall not be unreasonably withheld .

13.2 Severability of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

13.3 Entire Agreement; Modification. This Agreement and the exhibits hereto contain the entire agreement of the parties relating to the subject matter hereof and the parties hereto and thereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

13.4 Non-Waiver. The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith; and the said te1ms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

13.5 Remedies for Breach. The Banker and Client mutually agree that breach of this Agreement by the Banker or the Client may cause irreparable damage to the other party and/or their affiliates, and that monetary damages alone would not be adequate and, in the event of such breach or threat of breach, the damaged party shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of either party's obligations under such Sections. The parties hereby agree to waive any claim or defense that an adequate remedy at law is available. The prevailing party in any action shall be entitled to attorneys fees and court costs.

13.6 Governing Law . The parties hereto acknowledge that the transactions contemplated by this Agreement bear a reasonable relation to the state of New York. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the state of New York without regard to such state's principles of conflicts of laws.

13.7 Choice of Forum. The parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding ("Actions") relating to this Agreement shall be in the state or federal cou11s situated in the county of Denver, and State of Colorado. Each party irrevocably and unconditionally waives any objection to the venue of any Action brought in such courts or to the convenience of the forum.

13.8 Headings. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

13.9 Counterparts. This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

13.10 Survival. Sections 2-5, 7-10, and 13 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

RECOVERY ENERGY, INC.

By:	/s/ A. Bradley Gabbard
Name: A. Bradley Gabbard
Title: President

T.R. WINSTON & COMPANY, LLC

By:	/s/ Avi Mirman
Name: Avi Mirman
Title: Managing Director